EXHIBIT 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell
Senior Vice President, Director of Investor Relations and Capital Management (415) 315-2800

Craig S. On
Executive Vice President and Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk or Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 201-5445
For Immediate Release
UCBH HOLDINGS, INC. APPOINTS JOSEPH E. VAEZ TO ITS BOARD OF DIRECTORS
     SAN FRANCISCO, August 17, 2009 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™ or the “Bank”), today announced the appointment of Mr. Joseph E. Vaez to its Board of Directors, effective August 11, 2009. Mr. Vaez will also serve as Chairman of the Risk Oversight Committee of the Board and as a member of the Credit Committee of the Board.
     “Mr. Vaez has had a long and distinguished career in the financial services industry in both the public and private sectors, and we are very pleased to have him join our Board,” said Mr. Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “He brings a unique perspective drawn from an extensive background in credit risk management and bank supervision, including over 23 years of public service at the Office of the Comptroller of the Currency (“OCC”) and senior credit risk management roles at both Bank of America and KPMG. We are very confident that Mr. Vaez will be a strong addition to our Board, as we continue to further strengthen our risk management infrastructure and work diligently to put the Company’s credit quality issues behind us.”
     In his career at the OCC, Mr. Vaez was closely involved in the supervision of national banks with domestic and international banking activities, while holding senior assignments in San Francisco, London and Washington, D.C. He assisted in the development of the OCC’s supervisory monitoring system and the implementation of a continuous monitoring process used in the larger multinational banks by the Comptroller’s office. While at the OCC, Mr. Vaez was assigned to work with the International Monetary Fund and the World Bank to advise both the governments of Chile and Argentina during their respective banking crises and helped in the development and implementation of bank supervision systems in these countries in 1983 and 1992, respectively.
     After leaving the OCC, Mr. Vaez spent nearly a decade at Bank of America from 1992 to 2000, where he was a Group Executive Vice President and Director of Corporate Credit Review and Evaluation Services, with responsibility in credit review, credit management processes, portfolio quality, and the allowance for loan and lease losses. Subsequently, he also served as national director for credit risk management at KPMG and most recently has been an independent consultant to a number of financial institutions, including the Federal Reserve Bank of San Francisco.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 50 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the timing of the completion, and the results, of the pending Audit Committee investigation and restatement of the Company’s consolidated financial statements; any failure by the Company successfully to address its material weaknesses in internal controls over its financial statements; any regulatory actions arising out of the foregoing; the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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